FOR IMMEDIATE RELEASE

Contact: Anu Ahluwalia

              (212) 299-2439

NYMEX NAMES NEW CHIEF OPERATING OFFICER, CHIEF FINANCIAL OFFICER

NEW YORK, N.Y., March 7, 2006 -- The New York Mercantile Exchange, Inc., has hired Jerome Bailey as its chief operating officer and chief financial officer. Mr. Bailey will assume the chief financial officer role upon the filing of the company's annual report on Form 10-K for the year ended December 31, 2005.

Mr. Bailey will manage all of the financial functions of the Exchange, including the treasury, purchasing, market data, and the office of the controller. In addition, he will oversee the marketing, research, clearing, and operations departments.

Mr. Bailey, who has more than 25 years of experience in financial services, joins the Exchange from Marsh, Inc., where he served as chief financial officer. Previously, he served as executive vice president and chief financial officer of Dow Jones; chief financial officer of Salomon, Inc., and Salomon Brothers; controller and managing director of Morgan Stanley; and partner at Price Waterhouse.

At Marsh, as well as at Dow Jones, in addition to managing the financial functions, Mr. Bailey had responsibility for technology/operations, process change, and strategic development.

Mr. Bailey earned a bachelor of science degree from the University of Nebraska. He was inducted into the university's School of Accountancy Hall of Fame in 1995. He lives in New Jersey with his wife, Irene, and has two children.

Exchange President James E. Newsome said, "We are pleased to welcome Jerry to NYMEX. His vast financial industry experience and operational experience will be a great asset to the Exchange during this period of immense growth and expansion."

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